Exhibit 10.16

OPERATING AGREEMENT
(Tennessee Operations)

THIS OPERATING AGREEMENT (the “Agreement”), entered into effective January 5, 2007, is made by and between VINLAND ENERGY OPERATIONS, LLC, hereinafter designated and referred to as “Operator,” and ARIANA ENERGY, LLC (“AE”) and VINLAND ENERGY EASTERN, LLC (“VEE”), hereinafter referred to as “Non-Operators.”

WITNESSETH

WHEREAS, the Non-Operators have entered into a Participation Agreement, also effective January 5, 2007, pursuant to which they have agreed to jointly develop certain oil and gas interests defined therein and herein as the “AMI Interests”,

WHEREAS, the Non-Operators desire to contract with the Operator (which is an affiliate of VEE) to operate the Contract Area (as defined herein) for their benefit and on the terms and conditions, and for the compensation as set forth herein; and

WHEREAS, this Agreement is attached to and made a part of the Participation Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the sufficiency of which consideration is hereby acknowledged, it is agreed as follows:

ARTICLE I

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A.                                   The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B.                                     The terms “Area of Mutual Interest” and “AMI” shall mean those certain areas outlined on the plats attached hereto as Exhibits “A-1,” “A-2,” “A-3,” “A-4” and  “A-5.”

C.                                     The Term “AMI Interests” shall mean the TEC PUD Interests, the Vinland PUD Interests, and the New AMI Leases.

D.                                    The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

E.                                      The term “Contract Area” shall mean all of the lands and the AMI Interests intended to be developed and operated for the production of Oil and Gas under this Agreement.

F.                                      The terms “Deepen” or “Deepening” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE, whichever is the lesser.

G.                                     The terms “Drilling Party,” “Drilling Parties” and “Consenting Party” shall mean a party or parties who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this Agreement.

H                                       The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority.  If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

I.                                         The term “Drillsite” shall mean the oil and gas lease on which a proposed well is to be located.

J.                                        The term “New AMI Leases” shall mean any oil, gas and mineral leases acquired by a party and added to the AMI Interests pursuant to Section 2.1 of the Participation Agreement.

K.                                    The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

L.                                      The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

M..                              The term “Oil and Gas” shall mean all oil, natural gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable and non-marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

N.                                    Unless the context clearly indicates to the contrary, the terms “party” and “parties” shall mean TEC and VEE.

O.                                    The term “Oil and Gas Interest” or “Interests” shall mean the AMI Interests.

P.                                      The term “Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

Q.                                    The term “Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

R.                                     The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

S.                                      The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole to overcome other mechanical difficulties.

T.                                     The term “TEC Proved Undeveloped Oil and Gas Properties” or “TEC PUD Properties” shall mean the properties (and the strata therein) in which TEC reserved a 40% working interest in that certain assignment effective January 5, 2007, and which is attached hereto as Exhibit “E.”

U.                                    The term “TEC PUD Interests” shall mean the 40% interest in the TEC PUD Properties held by TEC.

V.                                     The term “Vinland PUD Interests” shall mean the 60% working interest in the TEC PUD Properties conveyed to Vinland in the assignment attached hereto as Exhibit “E.”

W.                                The term “Zone” shall mean a stratum or geologic horizon of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.  Unless the context otherwise indicates, the terms “parties” and “party” shall refer to the Non-Operators or one of them.

ARTICLE II

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

A.                                   Exhibit “A”shall include the following information:

(1)                                  Description of lands subject to this Agreement,

(2)                                  Restrictions, if any, as to depths, formations, or substances

(3)                                  Parties to the Agreement and Operator with addresses and telephone numbers for notice purposes,

(4)                                  Percentages or fractional interests of parties to this Agreement,

(5)                                  Oil and Gas Interests subject to this Agreement,

(6)                                  Burdens on production other than landowner royalties,

(7)                                  Exhibits “A-1,” “A-2,”“A-3,” “A-4,” and A-5” shall be the plats delineating the Area of Mutual Interest

B.                                     Exhibit “B,” Participation Agreement,

C.                                     Exhibit “C,” Accounting Procedure,

D.                                    Exhibit “D,” Insurance,

E.                                      Exhibit “E,” TEC PUD Assignment.

If any provision contained in the body of this Agreement is inconsistent with the provisions of Exhibits “B” or “E”, the provisions of Exhibits “B” or “E” shall prevail.

ARTICLE III

INTERESTS OF PARTIES

A.                                    Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned by the parties as their interests are set forth in Exhibit “A” as it may be amended from time-to-time and in accordance with the terms of the Participation Agreement.  In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area as indicated in Exhibit “A” hereto and shall indemnify, defend and hold the other parties free from any liability therefor.  Each party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden.  Nothing contained in this Article III.A. shall be deemed an assignment or cross-assignment of interests covered hereby.

B.                                    Subsequently Created Interests:

If any party has contributed hereto an Oil and Gas Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this Agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest.”  Further, if any party has contributed hereto an AMI Interest burdened with an overriding royalty, production payment, net profits interest, or other burden payable out of production created prior to the date of this Agreement, and such burden is not shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest.

The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefore.  Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party.  If the Burdened Party is required under this Agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently

Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV

TITLES

A.                                    Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations.  The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and any production payments under the applicable leases.  Each party contributing Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge.  All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator.  Operator shall cause title to be examined by attorneys on its staff or by outside attorneys.  Copies of all title opinions shall be furnished to each party.  Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Parties in the proportion that their working interests appear in Exhibit “A.”  Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Operator shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Oil and Gas Interests contributed by the parties.  Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder.  This shall not prevent any party from appearing on its own behalf at such hearings.  Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this Agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit “C.”  Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite has been examined as above provided, and (2) the title has been accepted by all of the Parties.

B.                                    Losses:

All losses of Oil and Gas Interests committed to this Agreement, , shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.”  This shall include but not be limited to the loss of any Oil and Gas Interest through failure to develop or because express or implied covenants  have not been performed (other than performance which requires only the payment of money), and the loss of any Oil and Gas Interest by expiration at the end of its primary term if it is not renewed or extended.  There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

ARTICLE V

OPERATOR

A.                                    Designation and Responsibilities of Operator:

Vinland Energy Operations, LLC shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this Agreement.  In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this Agreement.  Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party.  Operator shall conduct its activities under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B.                                    Resignation or Removal of Operator and Selection of Successor:

1.                                       Resignation or Removal of Operator:  Operator may resign at any time by giving one hundred eighty (180) days written notice thereof to Non-Operators.  If Operator terminates its legal existence or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.  Operator may be removed only for good cause.  In the case of gross negligence, the Operator may be removed upon notice from either TEC or VEE, regardless of the ownership interest held by the party giving notice.  In all other cases, the Operator may be removed by the affirmative vote of one or more Non-Operators owning a majority interest based on ownership as shown on Exhibit “A”; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice.  For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct, but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this Agreement.

If VEE should sell its interest in the AMI Interests, upon such sale, TEC shall have the right, in its sole discretion, to remove the Operator and to appoint a successor Operator of its choosing.

Subject to Article VII.D.1., the resignation or removal of the Operator shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of one hundred eighty (180) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date.  A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2.                                       Selection of Successor Operator:  Except as otherwise provided herein, upon the resignation or removal of Operator under any provision of this Agreement, a successor Operator shall be selected by the parties.  The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected.  The successor Operator shall be selected by the affirmative vote of one or more parties owning a majority interest based on ownership as shown on Exhibit “A”.  The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor Operator.  Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3.                                       Effect of Bankruptcy:  If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.  If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this Agreement pursuant to the Bankruptcy Code, and an election to reject this Agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor.  During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties, one of which must be TEC.

C.                                    Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D.                                    Rights and Duties of Operator:

1.                                       Competitive Rates and Use of Affiliates:  Except as otherwise provided herein, all work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2.                                       Discharge of Joint Account Obligations:  Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this Agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C”.  Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3.                                       Protection from Liens:  Operator shall pay, or cause to be paid, as and when they become due and payable all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4.                                       Custody of Funds:  Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B.  Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operators funds as herein specifically provided.  Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5.                                       Access to Contract Area and Records:  Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production there from, including Operator’s books and records relating thereto.  Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless some or all of the cost of preparation of such interpretive data was charged to the joint account.  Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information.  Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C”.

6.                                       Filing and Furnishing Governmental Reports:  Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator all operational notices, reports or applications required to be filed by local, state, federal or Indian agencies or authorities having jurisdiction over operations hereunder.  Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7.                                       Drilling and Testing Operations:  The following provisions shall apply to each well drilled hereunder:

(a)                                  Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b)                                 Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c)                                  Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8.                                       Cost Estimates:  Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this Agreement.  Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9.                                       Insurance:  At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C”.  Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof.  Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit “D”, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VI

DRILLING AND DEVELOPMENT

A.                                    Procedures for Drilling Wells in the AMI:

1.  During the Term of the Participation Agreement.  So long as the Participation Agreement is in effect all wells are to be drilled pursuant to the terms of the Participation Agreement which is attached hereto as Exhibit “B”.

2.  After Termination of the Participation Agreement.  After the termination of the Participation Agreement, all wells shall be drilled according to the following procedures.

(a)          If any party hereto should desire to drill a well in the Contract Area, the party desiring to drill such a well shall give written notice of the proposed operation to the other parties, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation.  The parties to whom such a notice is delivered shall have fifteen (15) days after receipt of the notice within which to notify the proposing party proposing whether they elect to participate in the cost of the proposed operation. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the proposed well.  In such case the non-participating party:  (i) thereby forfeits any interest it might otherwise have in and to the proposed well and the Oil and Gas produced thereby, and (ii) will promptly transfer any interest it may have in and to the applicable lease to the extent of the well and the producing Zones of such well and to the extent of the well unit as prescribed by the relevant regulatory authority. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of fifteen (15) days, actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of the Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance.  If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made.

B.                                    Subsequent Operations:

1.                                       Proposed Operations:  If any party hereto should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this Agreement, the party desiring to Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this Agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation.  The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation.  If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays.  Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation.  Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of the Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance.  If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made.

2.                                       Operations by Less Than All Parties:

(a)                                  Determination of Participation.  If any party to whom such notice is delivered as provided in Article VI.B.1. elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence.  Operator shall perform all work for the account of the Consenting Parties.  Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this Agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed.  Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take.  Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal.  Failure to advise the proposing party within the time required shall be deemed an election under (i).  In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays).  The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period.  If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b)                                 Relinquishment of Interest for Non-Participation.  The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph.  Consenting Parties shall keep the Interests involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties.  If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties.  If any well Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and shall be operated by it at the expense and for the account of the Consenting Parties.  Upon commencement of operations for the Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, all of such Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate.  Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) 200% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) 200% of (a) that portion of the costs and expenses of Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party’s interest.

(c)                                  Reworking, Recompleting or Plugging Back.  An election not to participate in the Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount.  Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election no to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount.  Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 200% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein.  If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d)                                 Recoupment Matters.  During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of

Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings.  Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month.  In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests.  Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well.  Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this Agreement and Exhibit “C” attached hereto.

3.                                       Stand-By Costs:  When a well which has been Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking., Sidetracking, Deepening, Recompleting, Plugging Back or Competing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the Deepening operation just completed.  Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to this Agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period.  If more than one party elects to take such additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

4.                                       Deepening:  If less than all the parties elect to participate in a Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”).  Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

5.                                       Sidetracking:  Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a)                                  If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b)                                 If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above.  Such party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

6.                                       Order of Preference of Operations.  Except as otherwise specifically provided in this Agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party’s alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal.  Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals.  Any party not electing within the time required shall be deemed not to have voted.  The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail.  Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location).  Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location)

from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.                                       Conformity to Spacing Pattern:  Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8.                                       Paying Wells.  No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this Agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C.                                 Completion of Wells; Reworking and Plugging Back:

1.                                       Completion.   Without the consent of all parties, no well shall be Reworked, or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this Agreement.  Consent to the drilling, Deepening or Sidetracking shall include all necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

2.                                       Rework, Recomplete or Plug Back:   No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this Agreement.  Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D.                                 Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifteen Thousand Dollars ($15,000.00) except in connection with the Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this Agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same of different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties.  If Operator prepares an AFE for its own use, Operator shall furnish the Non-Operators an information copy thereof for any single project costing in excess of Fifteen Thousand Dollars ($15,000.00).  Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. which shall be governed exclusively by that Articles).  Operator shall deliver such proposal to all parties entitled to participate therein.  If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 100% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E.                                   Abandonment of Wells:

1.                                       Abandonment of Dry Holes: Except for any well Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this Agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties.  Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment.  All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well.  Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well.  The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2.                                       Abandonment of Wells That Have Produced:  Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties.  If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto.  Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal.  If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties.  Failure of such party or parties to provided proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle Operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost.  Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production.  If the interest of the abandoning party is or includes an Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit “B.”  The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located.  The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees.  There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article.  Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well.  Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3.                                       Abandonment of Non-Consent Operations:  The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration costs for such well as provided in Article VI.B.2.(b).

F.                                   Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well such operation shall not be terminated without consent of parties bearing one-hundred percent (100%) of the costs of such operation; provided, however, that in the event granite other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B or VI.E. shall thereafter apply to such operation, as appropriate.

G.                                 Taking Production in Kind:

Each party shall have the right to take in kind or separately dispose of its proportionate share of all Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost.  Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party.  Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

To the extent reasonably possible, the parties will agree on the joint marketing of the oil produced from the Contract Area.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party.  Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser.  Any purchase or sale by Operator of any party’s share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year without the consent of all of the parties hereto.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances.  The sale or delivery by Operator of a non-taking party’s share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract.  No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements.  Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operator upon reasonable request.  Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

ARTICLE VII

EXPENDITURES AND LIABILITY OF PARTIES

A.                                 Liability of Parties:

The liability of the parties shall be several, not joint or collective.  Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area.  Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder.  It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals.  In their relations with each other under this Agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B.                                 Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in the Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this Agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder.  Such lien and security interest granted by each party hereto shall include such party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this Agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by an party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this Agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder.  Any party may file this Agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien (except as to the liens granted by TEC in favor of Citibank, N.A., and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this Agreement by, through or under such party.  All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code.  The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof.  In addition, upon default by any party in the payment of its share of expenses, interest or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas.  All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefore by Operator, the non-defaulting parties may, but shall have no obligation to do so, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties.  Any amount paid by a party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this Agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed.  In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilized the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialman’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C.                                 Advances:

Except with regard to the drilling of wells, Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof.  Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month.  Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received.  If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid.  Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay proportionate share of actual expenses incurred, and no more.

D.                                 Defaults and Remedies:

If any party fails to discharge any financial obligation under this Agreement, including without limitation the failure to make any advance under the preceding VII.C. or any other provision of this Agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in This Agreement, the remedies specified below shall be applicable.  For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by an Non-Operator.  Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1.                                       Suspension of Rights:  Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article.  If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this Agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this Agreement.  The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of  this Agreement, the right to participate in an operation being conducted under  this Agreement even if the party ahs previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to  this Agreement.

2.                                       Suit for Damages:  Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto.  Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3.                                       Deemed Non-Consent:  The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made.  If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C,” provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default.  Any interest  relinquished pursuant to this Article VII.D.3. shall be offered to the defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4.                                       Advance Payment:  If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators may thereafter, require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for which Operator would be entitled to reimbursement under any provision of  this Agreement, whether or not such expense was the subject of the previous default.  Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made.  If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in this Article VII.D. or any other default remedy provided elsewhere in this Agreement.  Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5.                                       Costs and Attorneys’ Fees:  In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collections, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

E.                                   Rental, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in payments and minimum royalties which may be required under the terms of any lease shall be paid by Operator, and said expenses shall be born by the parties in proportion to their respective working interests.  Any party may request, and shall be entitled to receive, proper evidence of all such payments.  In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so.  In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F.                                   Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to  this Agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent.  Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Oil and Gas Interests contributed by such Non-Operator.  If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payment, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction.  If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest.  Operator shall bill the parties for their proportionate shares of all payments in the manner provided in Exhibit “C”.

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination.  During the tendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty.  When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C”.

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of  this Agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.                                    Surrender of Leases:

The Leases associated with the Oil and Gas Interests covered by  this Agreement shall not be surrendered in whole or in part unless all parties consent thereto.

D.                                    Assignment:

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest  in any Oil and Gas Interest shall be deemed a party to this Agreement as to the interests conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognized any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy o the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee.  No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this Agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

D.                                    Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifteen Thousand Dollars ($15,000.00) and if the payment is in complete settlement of such claim or suit.  If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator.  All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises.  If a claim is made against any party or if any party is used on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this Agreement, such party shall immediately notify all other parties,  and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI

FORCE MAJEURE

If any party or Operator is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure.  The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII

NOTICES

All notices authorized or required between the parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A.”  All telephone or oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice.  The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received.  “Receipt” for purposes of this Agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this Agreement, or to the telecopy, facsimile or telex machine of such party.  The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period.  Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.  If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII

TERM OF AGREEMENT

This Agreement shall remain in full force and effect as to the Oil and Gas Interests subject hereto so long as any of the Oil and Gas Interests subject to this Agreement remain or are continued in force as to any part of the Contract Area, whether by production extension, renewal or otherwise.

The termination of this Agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefore which has accrued or attached prior to the date of such termination.

Upon termination of this Agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator’s interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV

COMPLIANCE WITH LAWS AND REGULATIONS

A.                                    Laws, Regulations and Orders:

This Agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B.                                    Governing Law:

This Agreement and all matters pertaining hereto, including but not limited to matter of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.  If the Contract Area is in two or more states, the law of the State of Tennessee shall govern.

C.                                    Arbitration:

Notwithstanding any other provision of this Agreement to the contrary, if any controversy, claim or dispute arising out of or relating to this Agreement or the breach or performance thereof occurs, the parties shall meet and exert reasonable efforts to reach an amicable settlement for a period not to exceed twenty (20) days from the date written notice of the controversy, claim or dispute is served by the complaining party to the other party under this Agreement.  If for any reason such settlement fails to occur within such twenty-day period (or such other period as the parties may agree in writing), the controversy, claim or dispute shall be finally and conclusively resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (“AAA Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq., and judgment on any award thereby rendered may be entered in any court having jurisdiction thereof.

(a)                                  Any such arbitration shall proceed as promptly and as expeditiously as possible (and the parties shall cooperate to this end) before three arbitrators, consisting of one arbitrator appointed by the claimant, one arbitrator appointed by the respondent, and the third arbitrator appointed by the two party-appointed arbitrators.  Arbitration shall be initiated by written notice of intention to arbitrate made pursuant the AAA Rules.  The claimant shall identify its appointed arbitrator in the notice of intention to arbitrate, and the respondent shall identify its appointed arbitrator within ten (10) days of its receipt of the notice of intention to arbitrate.  The two party-appointed arbitrators shall agree upon and appoint the third arbitrator within the ten (10) day period following the appointment of the second party-appointed arbitrator.  If either the claimant or the respondent fail to appoint an arbitrator pursuant to the foregoing, or if the two party-appointed arbitrators fail to agree upon and appoint the third arbitrator within the above-referenced ten (10) day period, then such arbitrator or arbitrators shall be appointed by the AAA pursuant to the AAA Rules.  The arbitrators chosen or appointed shall have expertise and/or experience in the oil and gas industry.

(b)                                 Nothing in this Section shall be deemed to preclude any party from applying to any court of competent jurisdiction at any time prior to the formation of the arbitration panel

(including before or during the twenty (20) day negotiation period referenced in the first sentence of this Section) for injunctive, provisional or other emergency relief pertaining to the subject matter of a controversy, claim or dispute that is arbitrable hereunder, or applying for such relief in aid of arbitration after formation of the arbitration panel, where (i) the arbitration award to which the party may be entitled may be rendered ineffectual without such relief, (ii) the party seeking such relief is not in breach of this Section, and (iii) the relief sought will not materially delay or frustrate the arbitration.  The grant or denial of any court-ordered relief pursuant to this paragraph shall not constitute or be deemed to be a ruling on the merits of the matter to be arbitrated, nor shall any application for such relief be deemed to be a waiver of any right to arbitration hereunder.

(c)                                  The parties hereby agree that the costs and expenses, including attorneys’ fees, incurred in connection with any arbitration or court proceeding hereunder shall be awarded in favor of the prevailing party and against the losing party as determined by the arbitration panel or court, as the case may be.

D.                                    Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly to indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and odes not constitute gross negligence.  Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV

MISCELLANEOUS

A.                                    Execution:

This Agreement shall be binding upon each Non-Operator when this Agreement or a counterpart thereof has been executed by all Non-Operators and Operator.

B.                                    Successors and Assigns; Counterparts:

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and Operator and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Interests included within the Contract Area. This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D.                                    Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this Agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this Agreement to comply with all of its financial obligations provided herein shall be a material default.

[End of Text.  Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement shall be effective as of the date first set forth above.

OPERATOR:

VINLAND ENERGY OPERATIONS, LLC

By:	/s/ Majeed S. Nami

Its:	Manager

NON-OPERATORS:

ARIANA ENERGY, LLC
By:	Vanguard Natural Gas, LLC
Its:	Sole Member
By:	/s/ Scott W. Smith

Its: Manager

VINLAND ENERGY EASTERN LLC

By:	/s/ Majeed S. Nami

Its:	Manager

EXHIBIT A
to the Operating Agreement (Tennessee)
INFORMATION FORM

Intentionally Omitted

EXHIBIT A-1
to the Operating Agreement (Tennessee)
AMI Map

Intentionally Omitted

EXHIBIT A-2
to the Operating Agreement (Tennessee)
AMI Map

Intentionally Omitted

EXHIBIT A-3
to the Operating Agreement (Tennessee)
AMI Map

Intentionally Omitted

EXHIBIT A-4
to the Operating Agreement (Tennessee)
AMI Map

Intentionally Omitted

EXHIBIT A-5
to the Operating Agreement (Tennessee)
AMI Map

Intentionally Omitted

EXHIBIT B

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made effective as of January 5, 2007 (the “Effective Date”), between and among VINLAND ENERGY EASTERN, LLC, a Delaware limited liability company (“VEE” or “Vinland”), VANGUARD NATURAL GAS, LLC a Kentucky limited liability company (“VNG”), and its subsidiaries, ARIANA ENERGY, LLC, a Tennessee limited liability company (“AE”) and TRUST ENERGY COMPANY, LLC, a Kentucky limited liability company (“TEC”) (sometimes collectively referred to herein as “Vanguard”).

RECITALS:

WHEREAS, Vinland and VNG through its subsidiaries, AE and TEC, jointly own  those certain interests in the oil and gas leases as set forth on Exhibit A (the “Jointly Owned Leases”);

WHEREAS, VNG has entered into a Management Services Agreement, Well Services Agreement, and Gathering and  Compression Agreement with VEE’s affiliates;

WHEREAS, a portion of the oil and gas mineral leases jointly owned by Vanguard and Vinland have been identified as “Proved Undeveloped Oil and Gas Properties” or “Initial PUD Properties” (as defined herein);

WHEREAS, it is contemplated that as development drilling activity takes place over the term of this Agreement on the Jointly Owned Leases, additional locations will be identified and certified as “Proved Undeveloped Oil and Gas Properties.”

WHEREAS, the Initial PUD Properties and any Proved Undeveloped Oil and Gas Properties are sometimes collectively referred to as the “PUD Properties.”

WHEREAS; VEE holds an undivided sixty percent (60%) working interest in the PUD Properties (the “Vinland PUD Interests”);

WHEREAS, Vanguard holds an undivided forty percent (40%) working interest in the PUD Properties (the “Vanguard PUD Interests”);

WHEREAS, Vanguard desires that the Vanguard PUD Interests be developed in accordance with the terms of this Agreement;

WHEREAS, Vinland desires that the Vinland PUD Interests be developed in accordance with the terms of this Agreement;

WHEREAS, during the term of this Agreement, it is anticipated that either Vinland or Vanguard will acquire additional producing and/or non-producing oil and gas leases or leasehold interests for properties lying within the Area of Mutual Interest as defined herein (the “New Leases”);

WHEREAS, as provided for herein, Vinland and Vanguard have agreed on a procedure whereby each Party will offer the other Party the right to acquire said Party’s proportionate interest in any New Leases acquired by either Party in accordance with the terms of this Agreement, and if such offer is accepted any such New Leases will become part of the AMI Interests, (as defined herein); and

WHEREAS, Vinland and Vanguard contemplate that any New Leases that are made a part of the AMI Interests (the “New AMI Leases”) will be developed in accordance with the terms of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

SECTION I.
DEFINITIONS AND REFERENCES

1.1          Recitals.  The foregoing recitals are a substantive part of this Agreement.

1.2          Defined Terms.  Certain of the capitalized terms utilized herein shall have the following meanings:

“Affiliate” shall mean, with respect to a Person, any other Person controlling, controlled by or under common ownership with such Person.

“Area of Mutual Interest” or “AMI” shall mean those certain areas outlined on the plats attached hereto as Exhibits B-1, B-2, B-3, B-4 and B-5.

“AMI Interests” shall mean the Vanguard PUD Interests, the Vinland PUD Interests and the New AMI Leases.

“Business Day” shall mean a day on which the banks in the Commonwealth of Kentucky are customarily open for business.

“Force Majeure” shall mean anything that is beyond the reasonable control, and occurs without the fault, negligence or willful misconduct of the party asserting the force majeure, including, without limitation, any act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war (declared or undeclared), terrorism, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or materials, and any other cause, whether of the kind specifically enumerated or otherwise.  An event of force majeure that only partially prevents performance shall not relieve the party affected thereby from performing its other obligations under this Agreement.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any governmental authority.

“Mcf” shall mean one thousand cubic feet of natural gas.

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“New AMI Leases” shall have the meaning given to that term in the Recitals.

“New Leases” shall have the meaning given to that term in the Recitals.

“Party” or “Parties” shall mean one, more or all of Vanguard Natural Gas, LLC (including its subsidiaries, AE and TEC), and Vinland Energy Eastern, LLC, as the context requires.

“Person” shall mean an individual, an estate, a corporation, a partnership, a joint venture, a limited liability company, an association, a joint stock company, a government or any department or agency of a government, a trust and/or any other entity.

“Producing Strata” shall mean, for each field, those geologic formations identified in Exhibit A as the Producing Strata for the field.

“Production Unit” shall mean: (i) for each Well in Kentucky, an area configured in a circle with a diameter of 1,000 feet (or approximately 18.03 acres) around such Well, or such greater or lesser area as may be, or may have been, established for such Well by the relevant governmental authority; (ii) for each Well in Tennessee, the Production Unit shall be an area configured in a square or rectangle containing twenty (20) acres centered on the well bore or such greater or lesser area as may be, or may have been, established for such Well by the relevant governmental agency.

“Proved Undeveloped Oil and Gas Properties” and “PUD Properties” shall both mean all oil and gas interests associated with the Producing Strata on the leases described on Exhibit A relating to locations with a high degree of certainty for an economic reserve outcome.

“PUD Wells” means those Wells drilled on any of the PUD Properties.

“Vanguard PUD Interests” shall mean Vanguard’s undivided 40% working interest in the PUD Properties.

“Vinland PUD Interests” shall mean Vinland’s undivided 60% working interest in the PUD Properties.

“Well” shall mean any oil and/or gas well that is drilled pursuant to this Agreement.

SECTION II.
LEASES AND TERM

2.1          Ownership of Interests; Treatment of New Leases.

(a)                                  General. AE and TEC are the respective owners of the Vanguard PUD Interests, being an undivided 40% working interest in the properties described on the attached Exhibit A.  VEE is the owner of the Vinland PUD Interests, being an undivided 60% working interest in the properties described in Exhibit A.  To the extent Vinland or Vanguard (acting individually or through one of its subsidiaries)

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obtains New Leases covering or affecting property within the AMI during the term of this Agreement, those New Leases shall be treated in accordance with  Section 2.1(b) and Section 2.1(d).

(b)                                  Treatment of New Leases. Should Vanguard or Vinland acquire any New Leases within the AMI, the Parties shall proceed as follows:

(i)                                    within thirty (30) Business Days after acquiring any New Lease, the Party which obtained the New Lease (the “Leasing Party”), shall provide the other Party (the “Receiving Party”) with a copy of the New Lease and such information as is within the Leasing Party’s possession, custody or control regarding the New Lease, the title thereto, and the price or other financial terms on which the Leasing Party acquired the New Lease (the “Lease Information”);

(ii)                                the Receiving Party shall have thirty (30) Business Days after its receipt of the Lease Information to notify the Leasing Party whether it will purchase its undivided working interest share (60% of the interest acquired in the New Lease by Vanguard if Vinland is the Receiving Party, and 40% of the interest acquired in the New Lease by Vinland if Vanguard is the Receiving Party) by paying the Leasing Party its share of the acquisition cost of the New Lease as disclosed in the Lease Information, which purchase shall be closed within 20 Business Days of the expiration of the 30 day period referred to in this Section 2.1 (b) (ii).

(iii)                            any lands covered by a New Lease in which the Receiving Party does not acquire a working interest as provided for in this Agreement shall be excluded from the AMI and remain the sole property of the Leasing Party.

(c)                                  Sales by Vinland Within the AMI.  Should Vinland desire to sell all or any part of its oil and gas interests (being producing and/or non-producing assets, including but not limited to working interests, mineral interests, royalty interests, overriding royalty or net profits interests) in the AMI, Vinland shall inform Vanguard in writing of its intention to sell said assets prior to engaging in negotiations for such sale with a third party. In the notice of intent to sell, Vinland shall include a list of assets to be sold, along with the working and net revenue interests associated any Wells which Vinland intends to sell. Vanguard shall have thirty (30) Business Days after receipt of such notice in which to make an offer to purchase such interests.  Vinland agrees any such offer will receive good faith consideration, but Vinland shall have no obligation to accept such offer. Notwithstanding the foregoing, if Vinland elects to consider bids from third parties for any such interests in the AMI, Vinland shall permit Vanguard to participate in such bidding along with any third parties.

(d)                                  Certain Acquisitions By Vinland. Vanguard acknowledges that a part of VEE’s strategic plan is to acquire lower value prospective oil and gas properties for the purpose of enhancing the production from existing wells thereon and developing

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the associated leasehold.  Vanguard acknowledges that VEE can acquire for itself and its sole benefit producing oil and gas properties within the AMI, without having to offer participation in said acquisition to Vanguard, provided the purchase price of said properties is less than Five Million Dollars ($5,000,000.00) (a “Permitted Acquisition). Provided however, that VEE may not complete more than two (2) such Permitted Acquisitions in a calendar year without Vanguard’s written consent. Any acquisitions by Vanguard or VEE within the AMI shall be offered according to this Agreement. Once any of said properties are acquired and developed, any sale of the properties by VEE shall be done in accordance with Section 2.1(c), affording Vanguard the first right of offer.

2.2          Term of Agreement.  This Agreement shall be effective as of the date hereof and shall remain in force and effect for five (5) years after the Effective Date of this Agreement and shall continue year to year thereafter until cancellation by either Party upon not less than ninety (90) days notice prior to the anniversary date of this Agreement in all cases, unless sooner terminated as provided in Section 8.3. The termination of this Agreement shall not relieve any Party hereto from any liability which has accrued or attached prior to the date of such termination.  After the termination of this Agreement, the rights and obligations of the Parties with regard to the Wells and wells subsequently drilled on areas subject to the AMI Interests will be governed by the Operating Agreement applicable to such property which is executed pursuant to Section 3.1(f).

SECTION III.
PROCEDURES FOR DRILLING WELLS IN THE AMI

3.1          The Proposed Quarterly Drilling Program.  The following procedures shall apply to all PUD Wells to be drilled on the oil and gas leases which comprise the AMI Interests.

(a)                                  During the first two weeks of December, March, June and September (each, a “Well Proposal Period”) of each year during the term of this Agreement, Vinland shall deliver to Vanguard Authorizations for Expenditures (“AFEs”), subject to the requirements set forth in Section 3.2 herein, for the drilling and completion of each PUD Well proposed to be drilled on the AMI Interests during each of the following calendar quarters (the “Proposed Quarterly Drilling Program” or “PQDP”).  Each AFE shall describe the location of each such Well (each, a “PQDP Well” and collectively, the “PQDP Wells”), the proposed timing for the drilling and completion of such well, and the AFE shall provide the cost for the drilling and completion of such PQDP Well (including the cost of the flow lines from the wellhead to the first meter).  Each AFE shall include a $15,000 drilling rate charge for each PQDP Well (which will be reflected in the accounting procedure attached to and made part of the Operating Agreement) to be borne by the Parties in proportion to their working interests in such PQDP Well.  Beginning on January 1, 2011, the drilling rate stipulated in this Section 3.1 shall be increased by eleven percent (11%) and shall be adjusted annually thereafter based upon the wage index adjustment published by COPAS.

(b)                                  Within five (5) Business Days after delivery of the AFEs, representatives of Vinland and Vanguard shall meet to discuss the PQDP.

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(c)                                  Within five (5) Business Days after the meeting referenced in Section 3.1(b), but in no event more than ten (10) Business Days after Vanguard’s receipt of the AFEs for the PQDP, Vanguard will advise Vinland in writing whether it will participate in the PQDP with respect to the immediately succeeding calendar quarter for its proportionate working interest. If Vanguard so elects to participate, Vinland shall promptly instruct the Operator under the Operating Agreements to commence drilling of the PQDP Wells.

(d)                                  If Vanguard does not agree to participate in a PQDP with respect to the calendar quarter immediately succeeding that applicable Well Proposal Period, or it does not timely respond to the PQDP proposal within ten (10) Business Days following its receipt of the PQDP AFEs from Vinland, then Vinland may elect to drill the PQDP Wells proposed for that quarter for its own account, and at its own expense, and thereafter those PQDP Wells shall not be subject to this Agreement.  In such event, and if the proposed PQDP Wells are timely drilled within the calendar quarter as proposed, Vanguard shall assign to Vinland upon completion of the drilling and completion of such  PQDP Wells, all of its right, title and interest in such PQDP Wells using the form attached hereto as Exhibit C.  Any subsequent costs and expenses of plugging and abandoning such PQDP Well shall be borne by Vinland, and Vinland shall indemnify and hold Vanguard harmless from and against same.

(e)                                  If Vinland does not timely submit to Vanguard PQDP AFEs for the drilling and completion of at least the minimum number of PUD Wells as required by Section 3.2, during any applicable Well Proposal Period, Vanguard shall give written notice to Vinland of such deficiency.  If Vinland does not submit the requisite number of PQDP AFEs in the manner required by Section 3.1 (a) within five (5) Business Days of such notice, Vanguard may direct the Operator under the Operating Agreements to drill up to fourteen (14) PUD Wells (assuming the combined working interest of Vinland and Vanguard is 100% in such PUD Wells, if the combined working interest is less than 100%, the number of PUD Wells shall be proportionately adjusted)  in the AMI Interests during the relevant calendar quarter, the cost for which Wells will be borne solely by Vanguard.  Provided such PUD Wells are so drilled during the applicable calendar quarter (i) those PUD Wells shall be for Vanguard’s own account and thereafter not be subject to this Agreement and (ii) Vinland shall assign to AE or TEC, as directed, all of Vinland’s right, title and interest in such PUD Wells using the form attached hereto as Exhibit C, which assignment shall be consummated no later than twenty (20) Business Days after the date on which such Wells are completed.  Any subsequent costs and expenses of plugging and abandoning such PQDP Well shall be borne by Vanguard, and Vanguard shall indemnify and hold Vinland harmless from and against same.

(f)                                    All PQDP Wells proposed pursuant to the Participation Agreement shall be drilled and operated pursuant to the Operating Agreements, as applicable to each of AE and TEC as attached hereto as Exhibit D-1 and D-2 (the “Operating Agreements”).

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3.2          Well Limits.  Vinland shall not propose less than twenty five (25) PUD Wells, nor more than forty (40) PUD Wells in any PQDP. It is expressly understood that Vinland may not, without the express written consent of Vanguard, propose the drilling of more than forty (40) PUD Wells during any PQDP.  Notwithstanding anything herein to the contrary, Vinland’s obligations to propose the drilling of a minimum number of wells during each PQDP during the term of this Agreement will terminate four (4) years after the Effective Date of this Agreement. It is expressly understood that after the termination of said obligation, but during the term of this Agreement (the “Interim Period”) the Parties will still meet during the PQDP period as described above, but there shall be no obligation by either Party to propose the drilling of a minimum or maximum number of wells.  If a proposal is made by either Party for the drilling of wells during the Interim Period, the terms of this Agreement will apply to such wells. After the expiration of the Interim Period and this Agreement, the terms of the relevant Operating Agreement shall control the development of the AMI Interests.

3.3          Payments.  If Vanguard elects to participate in a PQDP, within fifteen (15) days of Vinland’s receipt of Vanguard’s written response, Vinland shall provide Vanguard with an AFE for the drilling costs for each of the PUD Wells to be drilled during the first month of the applicable calendar quarter (a “Monthly Well AFE”).  Vanguard shall advance its proportionate share of all Monthly Well AFE’s for PUD Wells to be drilled during the following month within five (5) Business Days of its receipt thereof.  Thereafter, Vinland will submit a Monthly Well AFE by the fifteenth day of each month for each of the PUD Wells to be drilled in the following month.  Within sixty (60) days after the end of each PQDP quarter, Vinland shall prepare and deliver to Vanguard a true accounting of all PUD Wells drilled during the previous calendar quarter. Should the actual costs incurred in the drilling of the PQDP Wells be less than the amounts set forth in the Monthly Well AFE, then Vinland will remit back to Vanguard its proportionate share of any overpayment. However, should the costs incurred in the drilling of the PQDP Wells be greater than the amounts set forth in the Monthly Well AFE, then Vanguard will remit to Vinland its proportionate share of the underfunded costs.

Vinland agrees to use all funds from Vanguard’s payment of the Monthly Well AFEs to pay for the drilling, completion and equipping of the relevant PUD Wells.

3.4          Undrilled Wells.

(a)                                  If a Well is proposed in the PQDP, but is not drilled during the relevant calendar quarter (an “Undrilled Well”), such Undrilled Well shall not be drilled pursuant to the PQDP as originally proposed.  Such Undrilled Well may be added to a subsequent PQDP, and it will be subject to the approval and other procedures provided in Section 3.1, above. It is expressly agreed and understood that (i) no more than twenty percent (20%) of the total number of Wells proposed in a PQDP can be carried over and added to the Wells to be drilled in the subsequent Well Proposal Period and (ii) in any event no fewer than one hundred (100) gross wells will be drilled in any four calendar quarter period.

(b)                                  If Vanguard has advanced funds to Vinland for an Undrilled Well, Vinland will return such funds to Vanguard within five (5) Business Days after the end of the relevant calendar quarter with interest at the Prime Rate designated as such from

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time to time by Citibank, N.A. from the date such funds were advanced by Vanguard to the date of repayment by Vinland.

(c)                                  For purposes of this Section 3.4, a Well shall be deemed to be drilled within a calendar quarter if it has been spudded prior to 11:59 p.m. on the last day of the calendar quarter.

SECTION IV.
OPERATING  AGREEMENTS

4.1          Operating Agreements.

(a)                                  All Wells in the AMI which are jointly owned by Vinland and Vanguard, or its subsidiaries, shall be drilled and operated, and except as explicitly provided for in this Agreement, the associated costs and expenses shall be borne by the Parties pursuant to the applicable Operating Agreements.

(b)                                  The Operating Agreements have been entered into and executed by the appropriate Parties concurrent with the execution of this Agreement.

(c)                                  In the event of a conflict between this Agreement and the Operating Agreements, the terms of this Agreement shall control during the term of this Agreement.

SECTION V.
TRANSFERS

5.1          Transfers. Subject to the provisions of Section 2.1(c), neither this Agreement, nor the benefits, rights, and obligations accruing thereunder to any Party, nor the AMI Leases may be assigned or transferred in whole or in part, during the term hereof, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, provided, however, the foregoing prohibitions shall not apply to assignments or transfers by a Party to its Affiliates, or assignments or transfers by reason of the merger or sale of substantially all of a Party’s assets. Upon assignment, the provisions hereof shall extend to the heirs, successors and permitted assigns of the Parties hereto.

5.2          Further Conditions. It is a further condition hereof that before making any assignment or transfer of any interest herein, the Party proposing so to do shall be required first to settle for and discharge its portion of all obligations accrued under the terms of this Agreement as of the effective  date of such assignment.  In the event of an assignment of all or any interest covered hereby, such transfer shall include therein specific and definite recognition of the rights of the other Parties under this Agreement, reciting that the interest so transferred is subject hereto.

SECTION VI.
NOTICES

6.1          Notices.  Any notice which may be given hereunder shall be ineffective unless in writing and either delivered by registered or certified mail with return receipt requested to the addresses

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set out below or delivered by hand with written acknowledgment of receipt.  The addresses for notice are as follows:

For Vinland:   Vinland Energy Eastern, LLC

104 Nami Plaza, Suite 1

London, Kentucky 40741

Attention:  Thomas H. Blake, President

For Vanguard:  c/o Vanguard Natural Gas, LLC

7700 San Felipe, Suite 485

Houston, Texas 77063

Attention:  Scott W. Smith, President

Any such address may be changed at any time by written notice in accordance herewith.  Each notice hereunder shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

SECTION VII.

REPRESENTATIONS AND WARRANTIES

7.1          Representations and Warranties of Vinland.  Vinland represents and warrants to Vanguard that:

(a)                                  Organization and Good Standing.  Vinland is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Vinland is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(b)                                  Authorization.  Vinland has duly taken all action necessary to authorize the execution and delivery by it of this Agreement and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

(c)                                  No Conflicts or Consents.  The execution and delivery by Vinland of this Agreement, the performance by Vinland of its obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with any provision of (1) any law, (2) the organizational documents of Vinland, or (3) any judgment, license, order, permit or material agreement applicable to or binding upon Vinland, (ii) result in the acceleration of any indebtedness owed by Vinland, or (iii) result in or require the creation of any lien upon any assets or properties of Vinland.  No permit, consent, approval,

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authorization or order of, and no notice to or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance by Vinland of this Agreement or to consummate any transactions contemplated hereby.

(d)                                  Enforceable Obligations.  This Agreement is the legal, valid and binding obligation of Vinland, enforceable in accordance with the terms hereof except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

7.2          Representations and Warranties of Vanguard.  Each of VNG, AE and TEC represents and warrants to Vinland that:

(a)                                  Organization and Good Standing.  Each of VNG, AE and TEC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each of VNG, AE and TEC is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(b)                                  Authorization.  Each of VNG, AE and TEC has duly taken all action necessary to authorize the execution and delivery by it of this Agreement and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

(c)                                  No Conflicts or Consents.  The execution and delivery by each of VNG, AE and TEC of this Agreement, the performance by them of their obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with any provision of (1) any law, (2) the organizational documents of any of VNG, AE or TEC, or (3) any judgment, license, order, permit or material agreement applicable to or binding upon any of VNG, AE or TEC, (ii) result in the acceleration of any indebtedness owed by any of VNG, AE or TEC, or (iii) result in or require the creation of any lien upon any assets or properties of any of VNG, AE or TEC.  No permit, consent, approval, authorization or order of, and no notice to or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance by each of VNG, AE or TEC of this Agreement or to consummate any transactions contemplated hereby.

(d)                                  Enforceable Obligations.  This Agreement is the legal, valid and binding obligation of each of VNG, AE or TEC, enforceable in accordance with the terms hereof except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

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SECTION VIII.
MISCELLANEOUS

8.1          Competition. As to any activity conducted outside of the AMIs established pursuant to this Agreement, both the Company and its affiliates, and Vinland and its affiliates are and shall be free to engage in any business or investment activity whatsoever, including those that may be in direct competition with the other party.

8.2          Entire Agreement, Amendment and Binding Effect.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, whether verbal or in writing, relating to the subject matter hereof which are not contained herein.  This Agreement may be amended only by a written document duly executed by the Parties, and any alleged amendment which is not so documented shall not be effective as to either party.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

8.3          Default.  Should a Party, its successors or assigns, fail to comply with any of the terms and obligations contained herein, the other Party shall give written notice to such Party specifying the non-compliance.  If the non-performing Party does not correct the breach within thirty (30) days, then the Party giving notice of non-compliance shall have the right to terminate this Agreement upon written notice to the other Party effective on the date specified in such written notification, which shall be on or after the date such notice is given, in addition to all other rights and remedies allowed by law or in equity.  No delay or omission by a Party in the exercise of any right, power or remedy under this Agreement will impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Notwithstanding anything to the contrary herein, in the event of a termination due to a default by either Party, the Operating Agreements governing the properties shall remain in full force and effect.

8.4          Construction.  As used in this Agreement: the word “or” is not exclusive; the word “including” (in its various forms) means “including without limitation”; pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit hereof unless otherwise specifically provided.  This Agreement is the result of negotiations between, and has been reviewed by Vanguard and Vinland, and their respective counsel.  Accordingly, this Agreement shall be deemed to be the joint product of the parties hereto, and no ambiguity shall be construed in favor of or against any party hereto or beneficiary hereof.

8.5          Amendment.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all parties hereto and Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any party hereto therefrom, shall be effective unless it is in writing and signed by the other parties hereto and Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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8.6          Unenforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.7          Governing Law; Submission to Process.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KENTUCKY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF KENTUCKY AND THE COUNTY OF LAUREL AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING HERETO BY ANY MEANS ALLOWED UNDER KENTUCKY OR FEDERAL LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.8          Waiver of Jury Trial, Punitive Damages, Etc.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY PUNITIVE DAMAGES, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.8.

8.9          Arbitration.  If any controversy, claim or dispute arising out of or relating to this Agreement or the breach or performance thereof occurs, the parties shall meet and exert reasonable efforts to reach an amicable settlement for a period not to exceed twenty (20) days from the date written notice of the controversy, claim or dispute is served by the complaining party to the other party under this Agreement.  If for any reason such settlement fails to occur within such twenty-day period (or such other period as the parties may agree in writing), the parties will then enlist the services of a mutually agreed upon industry representative to facilitate settlement negotiations for an additional twenty (20) day period in an attempt to resolve the controversy. If a favorable resolution is not attained within the additional twenty (20) day period, the controversy, claim or dispute shall be submitted to binding arbitration administered by the

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American Arbitration Association in accordance with its Commercial Arbitration Rules (“AAA Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq., and judgment on any award thereby rendered may be entered in any court having jurisdiction thereof.

(a)                                 Any such arbitration shall proceed as promptly and as expeditiously as possible (and the parties shall cooperate to this end) before three arbitrators, consisting of one arbitrator appointed by the claimant, one arbitrator appointed by the respondent, and the third arbitrator appointed by the two party-appointed arbitrators.  Arbitration shall be initiated by written notice of intention to arbitrate made pursuant the AAA Rules.  The claimant shall identify its appointed arbitrator in the notice of intention to arbitrate, and the respondent shall identify its appointed arbitrator within ten (10) days of its receipt of the notice of intention to arbitrate.  The two party-appointed arbitrators shall agree upon and appoint the third arbitrator within the ten (10) day period following the appointment of the second party-appointed arbitrator.  If either the claimant or the respondent fail to appoint an arbitrator pursuant to the foregoing, or if the two party-appointed arbitrators fail to agree upon and appoint the third arbitrator within the above-referenced ten (10) day period, then such arbitrator or arbitrators shall be appointed by the AAA pursuant to the AAA Rules.  The arbitrators chosen or appointed shall have expertise and/or experience in the oil and gas industry.

(b)                                 Nothing in this Section shall be deemed to preclude any party from applying to any court of competent jurisdiction at any time prior to the formation of the arbitration panel (including before or during the 20-day negotiation period referenced in the first sentence of this Section) for injunctive, provisional or other emergency relief pertaining to the subject matter of a controversy, claim or dispute that is arbitrable hereunder, or applying for such relief in aid of arbitration after formation of the arbitration panel, where (i) the arbitration award to which the party may be entitled may be rendered ineffectual without such relief, (ii) the party seeking such relief is not in breach of this Section, and (iii) the relief sought will not materially delay or frustrate the arbitration.  The grant or denial of any court-ordered relief pursuant to this paragraph shall not constitute or be deemed to be a ruling on the merits of the matter to be arbitrated, nor shall any application for such relief be deemed to be a waiver of any right to arbitration hereunder.

(c)                                 The parties hereby agree that the costs and expenses, including attorneys’ fees, incurred in connection with any arbitration or court proceeding hereunder shall be awarded in favor of the prevailing party and against the losing party as determined by the arbitration panel or court, as the case may be.

8.10        Counterparts. This instrument may be executed in one or more counterparts, which when executed shall constitute but one and the same instrument.

8.11        Authority to Execute.  The person executing this Agreement on behalf of each of the Parties warrants and represents that such person is duly authorized and empowered to execute this Agreement on behalf of such Party.

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8.12        Severability.  This Agreement is intended to be performed in accordance with and only to the extent permitted by all legal requirements.  If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the Parties as contained herein, the remainder of this Agreement and the application of such provision to other persons and circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

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IN WITNESS WHEREOF, the undersigned have executed this Participation Agreement effective as of the date first above written.

(“VINLAND”)
VINLAND ENERGY EASTERN, LLC
By:	/s/ Majeed S. Nami
Its:	Manager

(“VANGUARD”)
VANGUARD NATURAL GAS, LLC
By:	/s/ Majeed S. Nami
Its:	Manager

ARIANA ENERGY, LLC
By:	Vanguard Natural Gas, LLC
Its:	Sole Member
By:	/s/ Majeed S. Nami
Its:	Manager

TRUST ENERGY COMPANY, LLC
By:	Vanguard Natural Gas, LLC
Its:	Manager
By:	/s/ Majeed S. Nami
Its:	Manager

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EXHIBIT C

ACCOUNTING PROCEDURE
JOINT OPERATIONS
(Tennessee)

Attached to and made part of that certain Operating Agreement dated January 5, 2007 by and between VINLAND ENERGY OPERATING, LLC, as Operator and ARIANA ENERGY, LLC and VINLAND ENERGY EASTERN, LLC, as Non-Operators

I. GENERAL PROVISIONS

1.                                      DEFINITIONS

All terms used in this Accounting Procedure shall have the following meaning, unless otherwise expressly defined in the Agreement:

“Affiliate” means for a person, another person that controls, is controlled by, or is under common control with that person.  In this definition, (a) control means the ownership by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and (b) “person” means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

“Agreement” means the operating agreement between the Parties and the Operator to which this Accounting Procedure is attached.

“Controllable Material” means Material that, at the time of acquisition or disposition by the Joint Account, as applicable, is so classified in the Material Classification Manual most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

“Equalized Freight” means the procedure of charging transportation cost to the Joint Account based upon the distance from the nearest Railway Receiving Point to the property.

“Excluded Amount” means a specified excluded trucking amount most recently recommended by COPAS.

“Field Office” means a structure, or portion of a structure, whether a temporary or permanent installation, the primary function of which is to directly serve daily operation and maintenance activities of the Joint Property and which serves as a staging area for directly chargeable field personnel.

“First Level Supervision” means those employees whose primary function in Joint Operations is the direct oversight of the Operator’s field employees and/or contract labor directly employed On-site in a field operating capacity.  First Level Supervision functions may include, but are not limited to:

•                                          Responsibility for field employees and contract labor engaged in activities that can include field operations, maintenance, construction, well remedial work, equipment movement and drilling

•                                          Responsibility for day-to-day direct oversight of rig operations

•                                          Responsibility for day-to-day direct oversight of construction operations

•                                          Coordination of job priorities and approval of work procedures

•                                          Responsibility for optimal resource utilization (equipment, Materials, personnel)

•                                          Responsibility for meeting production and field operating expense targets

•                                          Representation of the Parties in local matters involving community, vendors, regulatory agents and landowners, as an incidental part of the supervisor’s operating responsibilities

•                                          Responsibility for all emergency responses with field staff

•                                          Responsibility for implementing safety and environmental practices

•                                          Responsibility for field adherence to company policy

•                                          Responsibility for employment decisions and performance appraisals for field personnel

•                                          Oversight of sub-groups for field functions such as electrical, safety, environmental, telecommunications, which may have group or team leaders.

“Joint Account” means the account showing the charges paid and credits received in the conduct of the Joint Operations that are to be shared by the Parties, but does not include proceeds attributable to hydrocarbons and by-products produced under the Agreement.

“Joint Operations” means all operations necessary or proper for the exploration, appraisal, development, production, protection, maintenance, repair, abandonment, and restoration of the Joint Property.

“Joint Property” means the real and personal property subject to the Agreement.

“Laws” means any laws, rules, regulations, decrees, and orders of the United States of America or any state thereof and all other governmental bodies, agencies, and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by the Agreement or the Parties and their operations, whether such laws now exist or are hereafter amended, enacted, promulgated or issued.

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“Material” means personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

“Non-Operators” means the Parties to the Agreement other than the Operator.

 “Off-site” means any location that is not considered On-site as defined in this Accounting Procedure.

“On-site” means on the Joint Property when in direct conduct of Joint Operations “Operator” means the Entity designated pursuant to the Agreement to conduct the Joint Operations.

“Parties” means the Non-Operators to the Agreement or their successors and assigns.  Parties shall be referred to individually as “Party.”

“Participating Interest” means the percentage of the costs and risks of conducting an operation under the Agreement that a Party agrees, or is otherwise obligated, to pay and bear.

“Participating Party” means a Party that approves a proposed operation or otherwise agrees, or becomes liable, to pay and bear a share of the costs and risks of conducting an operation under the Agreement.

“Participation Agreement” means that agreements between Vanguard Natural Gas, LLC, and its affiliates, and Vinland Energy Eastern, LLC, to which this Operating Agreement is made a part of and is subject thereto.”Personal Expenses” means reimbursed costs for travel and temporary living expenses.

“Railway Receiving Point” means the railhead nearest the Joint Property for which freight rates are published, even though an actual railhead may not exist.

“Supply Store” means a recognized source or common stock point for a given Material item.

“Technical Services” means services providing specific engineering, geoscience, or other professional skills, such as those performed by engineers, geologists, geophysicists, and technicians, required to handle specific operating conditions and problems for the benefit of Joint Operations; provided, however, Technical Services shall not include those functions specifically identified as overhead under the second paragraph of the introduction of Section III (Overhead).  Technical Services may be provided by the Operator, Operator’s Affiliate, Non-Operators, Non-Operators’ Affiliates, and/or third parties.

2.                                      STATEMENTS AND BILLINGS

Except as otherwise provided in the Agreement with regard to the drilling of wells thereunder, the Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month.  Such bills shall be accompanied by statements that identify the AFE (authority for expenditure),

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lease or facility, and all charges and credits summarized by appropriate categories of investment and expense.  Controllable Material shall be separately identified and fully described in detail, or at the Operator’s option, Controllable Material may be summarized by major Material classifications.  Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

The Operator may make available to Non-Operators any statements and bills required under Section I.2 and/or Section I.3.A (Advances and Payments by the Parties) via email, electronic data interchange; internet websites or other equivalent electronic media in lieu of paper copies.  The Operator shall provide the Non-Operators instructions and any necessary information to access and receive the statements and bills within the timeframes specified herein.  A statement or billing shall be deemed as delivered twenty-four (24) hours (exclusive of weekends and holidays) after the Operator notifies the Non-Operator that the statement or billing is available on the website and/or sent via email or electronic data interchange transmission.  Each Non-Operator individually shall elect to receive statements and billings electronically, if available from the Operator, or request paper copies.  Such election may be changed upon thirty (30) days prior written notice to the Operator.

3.                                      ADVANCES AND PAYMENTS BY THE PARTIES

A.                                   Unless (i) the Agreement is in effect, and (ii) the Agreement provides otherwise, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for the succeeding month’s operations within fifteen (15) days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later.  The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month.  If a refund is due, the Operator shall apply the amount to be refunded to the subsequent month’s billing or advance, unless the Non-Operator sends the Operator a written request for a cash refund.  The Operator shall remit the refund to the Non-Operator within fifteen (15) days of receipt of such written request.

B.                                     Except as provided below, each Party shall pay its proportionate share of all bills in full within fifteen (15) days of receipt date.  If payment is not made within such time, the unpaid balance shall bear interest compounded monthly at the prime rate published by Citibank, N.A. on the first day of each month the payment is delinquent, plus three percent (3%), per annum, or the maximum contract rate permitted by the applicable usury Laws governing the Joint Property, whichever is the lesser, plus attorney’s fees, court courts, and other costs in connection with the collection of unpaid amounts.  If Citibank, N.A. fails to establish a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus three percent (3%), per annum.  Interest shall begin accruing on the first day of the month in which the payment was due.  Payment shall not be reduced or delayed as a result of inquiries or anticipated credits unless the Operator has agreed.  Notwithstanding the foregoing, the Non-Operator may increase or reduce payment, provided it furnishes documentation and explanation to the Operator at the time payment is made, to the extent such increase or reduction is caused by:

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(1)                                  being billed at an incorrect working interest or Participating Interest that is lower or higher than such Non-Operator’s actual working interest or Participating Interest, as applicable; or

(2)                                  being billed for a project or AFE requiring approval of the Parties under the Agreement that the Non-Operator has not approved or is not otherwise obligated to pay under the Agreement; or

(3)                                  being billed for a property in which the Non-Operator no longer owns a working interest, provided the Non-Operator has furnished the Operator a copy of the recorded assignment or letter in-lieu.  Notwithstanding the foregoing, the Non-Operator shall remain responsible for paying bills attributable to the interest it sold or transferred for any bills rendered during the thirty (30) day period following the Operator’s receipt of such written notice; or

(4)                                  charges outside the adjustment period, as provided in Section I.4 (Adjustments).

4.                                      ADJUSTMENTS

A.                                   Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements, including payout statements, rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after twelve (12) months following the end of any such calendar year, unless within said period a party takes specific detailed written exception thereto making a claim for adjustment.  The Operator shall provide a response to all written exceptions, whether or not contained in an audit report, within the time periods prescribed in Section I.5 (Expenditure Audits).

B.                                     All adjustments initiated by the Operator, except those described in items (1) through (4) of this Section I.4.B, are limited to the twelve (12) month period following the end of the calendar year in which the original charge appeared or should have appeared on the Operator’s Joint Account statement or payout statement.  Adjustments that may be made beyond the twelve (12) month period are limited to adjustments resulting from the following:

(1)                                  a physical inventory of Controllable Material as provided for in Section V (Inventories of Controllable Material), or

(2)                                  an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Operator relating to another property, or

(3)                                  a government/regulatory audit, or

(4)                                  a working interest ownership or Participating Interest adjustment.

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5.                                      EXPENDITURE AUDITS

A.                                   A Non-Operator, upon written notice to the Operator and all other Non-Operators, shall have the right to audit the Operator’s accounts and records relating to the Joint Account within the twelve (12) month period following the end of such calendar year in which such bill was rendered; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Section I.4.

When there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner that will result in a minimum of inconvenience to the Operator.  The Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator.  The audits shall not be conducted more than once each year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

The Non-Operator leading the audit (hereinafter “lead audit company”) shall issue the audit report within ninety (90) days after completion of the audit testing and analysis; however, the ninety (90) day time period shall not extend the twenty-four (24) month requirement for taking specific detailed written exception as required in Section I.4.A (Adjustments) above.  All claims shall be supported with sufficient documentation.

A timely filed written exception or audit report containing written exceptions (hereinafter “written exceptions”) shall, with respect to the claims made therein, preclude the Operator from asserting a statute of limitations defense against such claims, and the Operator hereby waives its right to assert any statute of limitations defense against such claims for so long as any Non-Operators continue to comply with the deadlines for resolving exceptions provided in this Accounting Procedure.  If the Non-Operators fail to comply with the additional deadlines in Section I.5.B or I.5.C, the Operator’s waiver of its rights to assert a statute of limitations defense against the claims brought by the Non-Operators shall lapse, and such claims shall then be subject to the applicable statute of limitations, provided that such waiver shall not lapse in the event that the Operator has failed to comply with the deadlines in Section I.5.B or I.5.C.

B.                                     The Operator shall provide a written response to all exceptions in an audit report within one hundred eighty (180) days after Operator receives such report.  Denied exceptions should be accompanied by a substantive response.  If the Operator fails to provide substantive response to an exception within this one hundred eighty (180) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report.  Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

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C.                                     The lead audit company shall reply to the Operator’s response to an audit report within ninety (90) days of receipt, and the Operator shall reply to the lead audit company’s follow-up response within ninety (90) days of receipt; provided, however, each Non-Operator shall have the right to represent itself if it disagrees with the lead audit company’s position or believes the lead audit company is not adequately fulfilling its duties.  If the Operator fails to provide substantive response to an exception within this ninety (90) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report.  Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

D.                                    If any Party fails to meet the deadlines in Sections I.5.B or I.5.C or if any audit issues are outstanding fifteen (15) months after Operator receives the audit report, the Operator or any Non-Operator participating in the audit has the right to call a resolution meeting, as set forth in this Section I.5.D or it may invoke the dispute resolution procedures included in the Agreement, if applicable.  The meeting will require one month’s written notice to the Operator and all Non-Operators participating in the audit.  The meeting shall be held at the Operator’s office or mutually agreed location, and shall be attended by representatives of the Parties with authority to resolve such outstanding issues.  Any Party who fails to attend the resolution meeting shall be bound by any resolution reached at the meeting.  The lead audit company will make good faith efforts to coordinate the response and positions of the Non-Operator participants throughout the resolution process; however, each Non-Operator shall have the right to represent itself.  Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position.  A resolution meeting may be held as often as agreed to by the Parties.  Issues unresolved at one meeting may be discussed at subsequent meetings until each such issue is resolved.

6.                                      APPROVAL BY PARTIES

A.                                   GENERAL MATTERS

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other Sections of this Accounting Procedure and if the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, the Operator shall notify all Non-Operators of the Operator’s proposal and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

This Section I.6.A applies to specific situations of limited duration where a Party proposes to change the accounting for charges from that prescribed in this Accounting Procedure.  This provision does not apply to amendments to this Accounting Procedure, which are covered by Section I.6.B.

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B.                                     AMENDMENTS

If the Agreement to which this Accounting Procedure is attached contains no contrary provision in regard thereto, this Accounting Procedure can be amended by an affirmative vote of two (2) or more Parties, and the Operator, having a combined working interest of at least sixty-seven percent (67%), which approval shall be binding on all Parties and the Operator.

C.                                     AFFILIATES

For the purpose of administering the voting procedures of Sections 1.6.A and 1.6.B, if Parties to this Agreement are Affiliates of each other, then such Affiliates shall be combined and treated as a single Party having the combined working interest or Participating Interest of such Affiliates.

II. DIRECT CHARGES

The Operator shall charge the Joint Account with the following items:

1.                                      RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

2.                                      LABOR

A.                                   Salaries and wages for:

(1)                                  Operator’s field employees directly employed On-site in the conduct of Joint Operations,

(2)                                  Operator’s employees providing First Level Supervision,

(3)                                  Operator’s employees providing On-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead),

(4)                                  Operator’s employees providing Off-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead).

Charges for the Operator’s employees identified in Section II.2.A may be made based on the employee’s actual salaries and wages including payroll taxes, or in lieu thereof, a day rate representing the Operator’s average salaries and wages of the employee’s specific job category.

B.                                     Operator’s cost of holiday, vacation, sickness, and disability benefits, and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Section II.2.A, excluding severance payments or other termination allowances.  Such costs under this Section II.2.B may be charged on a “when and as-paid basis” or by “percentage assessment” on the amount of salaries

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and wages chargeable to the Joint Account under Section II.2.A.  If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.                                     Expenditures or contributions made pursuant to assessments imposed by governmental authority that are applicable to costs chargeable to the Joint Account under Sections II.2.A and B.

D.                                    Personal Expenses of personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A when the expenses are incurred in connection with directly chargeable activities.

E.                                      Reasonable relocation costs incurred in transferring to the Joint Property personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A.  Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party, or that are for the primary benefit of the Operator, shall not be chargeable to the Joint Account.  Extraordinary relocation costs, such as those incurred as a result of transfers from remote locations, such as Alaska or overseas, shall not be charged to the Joint Account unless approved by the parties pursuant to Section 1.6.A (General Matters).

F.                                      Operator’s current cost of established plans for employee benefits, as described in COPAS MFI-27 (“Employee Benefits Chargeable to Joint Operations and Subject to Percentage Limitation”), applicable to the Operator’s labor costs chargeable to the Joint Account under Sections II.2.A and B based on the Operator’s actual costs not to exceed the employee benefits limitation percentage most recently recommended by COPAS.

G.                                     Award payments to employees, in accordance with COPAS MFI-49 (“Awards to Employees and Contractors”) for personnel whose salaries and wages are chargeable under Section II.2.A.

3.                                      MATERIAL

Material purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV (Material Purchases, Transfers, and Dispositions).  Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations.  The accumulation of surplus stocks shall be avoided.

4.                                      TRANSPORTATION

A.                                   Transportation of the Operator’s, Operator’s Affiliate’s, or contractor’s personnel necessary for Joint Operations.

B.                                     Transportation of Material between the Joint Property and another property, or from the Operator’s warehouse or other storage point to the Joint Property, shall be charged to the receiving property using the method listed below.

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Transportation of Material from the Joint Property to the Operator’s warehouse or other storage point shall be paid for by the Joint Property using the method listed below:

(1)                                  If the actual trucking charge is less than or equal to the Excluded Amount the Operator may charge actual trucking cost incurred in transporting materials from the Railway Receiving Point or supply store to the Joint Property.  The basis for the theoretical charge is the per hundred weight charge plus fuel surcharges from the Railway Receiving Point to the Joint Property.  The Operator shall consistently apply the selected alternative.

(2)                                  Accessorial charges such as loading and unloading costs, split pick-up costs, detention, call out charges, and permit fees shall be charged directly to the Joint Property.

5.                                      SERVICES

The cost of contract services, equipment, chart integration, meter calibration and utilities used in the conduct of Joint Operations, except for contract services, equipment, and utilities covered by Section III (Overhead), or Section II.7 (Affiliates), or excluded under Section II.9 (Legal Expenses).  Awards paid to contractors shall be chargeable pursuant to COPAS MFI-49 (“Awards to Employees and Contractors”).

The costs of third party Technical Services are chargeable to the extent excluded from the overhead rates under Section III (Overhead).

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6.                                      EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows:

A.                                   The Operator shall charge the Joint Account for use of Operator-owned equipment and facilities, at rates commensurate with the costs of ownership and operation.

B.                                     In lieu of charges in Section II.6.A above, the Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property, less five percent (5%).  If equipment and facilities are charged under this Section II.6.B, the operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.  For automotive equipment, the Operator may elect to use rates published by the Petroleum Motor Transport Association (PMTA) or such other organization recognized by COPAS as the official source of rates.

7.                                      AFFILIATES

A.                                   Charges for an Affiliate’s goods and/or services used in operations requiring an AFE or other authorization from the Non-Operators may be made without the approval of the Parties provided (i) the Affiliate is identified and the Affiliate goods and services are specifically detailed in the approved AFE or other authorization, and (ii) the total cost for such Affiliate’s goods and services billed to such individual project do not exceed $50,000.  If the total costs for such Affiliate’s goods and services charged to such individual project are not specifically detailed in the approved AFE or authorization or exceed such amount, charges for such Affiliate shall require approval of the Parties, pursuant to Section I.6A (General Matters).

B.                                     For an Affiliate’s goods and/or services used in operations not requiring an AFE or other authorization from the Non-Operators, charges for such Affiliate’s goods and services shall require approval of the Parties, pursuant to Section I.6A (General Matters), if the charges exceed $50,000 in a given calendar year.

C.                                     The cost of the Affiliate’s goods or services shall not exceed average commercial rates prevailing in the area of the Joint Property.  Notwithstanding the foregoing, direct charges for Affiliate-owned communication facilities or systems shall be made pursuant to Section II.12 (Communications).

If the Parties fail to designate an amount in Sections II.7.A or II.7.B, in each instance the amount deemed adopted by the Parties as a result of such omission shall be the amount established as the Operator’s expenditure limitation in the Agreement.  If the Agreement does not contain an Operator’s expenditure limitation, the amount deemed adopted by the Parties as a result of such omission shall be zero dollars ($0.00).

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8.                                      DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred, except to the extent such damages or losses result from a Party’s or Parties’ gross negligence or willful misconduct, in which case such Party or Parties shall be solely liable.

The Operator shall furnish the Non-Operator written notice of damages or losses incurred as soon as practicable after a report has been received by the Operator.

9.                                      LEGAL EXPENSE

Recording fees and costs of handling, settling, or otherwise discharging litigation, claims, and liens incurred in or resulting from operations under the Agreement, or necessary to protect or recover the Joint Property, to the extent permitted under the Agreement.  Costs of the Operator’s or Affiliate’s legal staff or outside attorneys, including fees and expenses, are not chargeable unless approved by the Parties pursuant to Section I.6.A (General Matters) or otherwise provided for in the Agreement.

Notwithstanding the foregoing paragraph, costs for procuring abstracts, fees paid to outside attorneys for title examinations (including preliminary, supplemental, shut-in royalty opinions, division order title opinions), and curative work shall be chargeable to the extent permitted as a direct charge in the Agreement.

10.                               TAXES AND PERMITS

All taxes and permitting fees of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator’s gross negligence or willful misconduct.

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party’s working interest, then notwithstanding any contrary provisions, the charges to the Parties will be made in accordance with the tax value generated by each Party’s working interest.

Costs of tax consultants or advisors, the Operator’s employees, or Operator’s Affiliate employees in matters regarding ad valorem or other tax matters, are not permitted as direct charges unless approved by the Parties pursuant to Section I.6.A (General Matters).

Charges to the Joint Account resulting from sales/use tax audits, including extrapolated amounts and penalties and interest, are permitted, provided the Non-Operator shall be allowed to review the invoices and other underlying source documents which served as the basis for tax charges and to determine that the correct amount of taxes were charged to the Joint Account.  If the Non-Operator is not permitted to review such documentation,

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the sales/use tax amount shall not be directly charged unless the Operator can conclusively document the amount owed by the Joint Account.

11.                               INSURANCE

Net premiums paid for insurance required to be carried for Joint Operation for the protection of the Parties.  If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its worker’s compensation and employer’s liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property.

12.                               COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, between the Joint Property and the Operator’s office(s) directly responsible for field operations in accordance with the provisions of COPAS MFI-44 (“Field Computer and Communication Systems”). If the communication facilities or systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be made as provided in Section II.6 (Equipment and Facilities Furnished by Operator).  If the communication facilities or systems serving the Joint Property are owned by the Operator’s Affiliate, charges to the Joint Account shall not exceed average commercial rates prevailing in the area of the Joint Property.  The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.

13.                               ECOLOGICAL, ENVIRONMENTAL, AND SAFETY.

Costs incurred for Technical Services and drafting to comply with ecological, environmental and safety Laws or standards recommended by Occupational Safety and Health Administration (OSHA) or other regulatory authorities.  All other labor and functions incurred for ecological, environmental and safety matters, including management, administration, and permitting, shall be covered by Sections II.2 (Labor), II.5 (Services), or Section III (Overhead), as applicable.

Costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable Laws, or other pollution containment and removal equipment deemed appropriate by the Operator for prudent operations, are directly chargeable.

14.                               ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by lease agreements or by Laws.

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15.                               OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II (Direct Charges), or in Section III (Overhead) and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.  Charges made under this Section II.15 shall require approval of the Parties, pursuant to Section I.6.A (General Matters).

III. OVERHEAD

As compensation for costs not specifically identified as chargeable to the Joint Account pursuant to Section II (Direct Charges), the Operator shall charge the Joint Account in accordance with this Section III.

Functions included in the overhead rates regardless of whether performance by the Operator, Operator’s Affiliates or third parties and regardless of location, shall include, but not be limited to, costs and expenses of:

•                                          warehousing, other than for warehouses that are jointly owned under this Agreement

•                                          design and drafting (except when allowed as a direct charge under Sections II.13, III.1.A(ii), and III.2, Option B)

•                                          inventory costs not chargeable under Section V (Inventories of Controllable Material)

•                                          procurement

•                                          administration

•                                          accounting and auditing

•                                          gas dispatching

•                                          human resources

•                                          management

•                                          supervision not directly charged under Section II.2 (Labor)

•                                          legal services not directly chargeable under Section II.9 (Legal Expense)

•                                          taxation, other than those costs identified as directly chargeable under Section II.10 (Taxes and Permits)

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•                                          preparation and monitoring of permits and certifications; preparing regulatory reports; appearances before or meetings with governmental agencies or other authorities having jurisdiction over the Joint Property, other than On-site inspections; reviewing, interpreting, or submitting comments on or lobbying with respect to Laws or proposed Laws.

Overhead charges shall include the salaries or wages plus applicable payroll burdens, benefits, and Personal Expenses of personnel performing overhead functions, as well as office and other related expenses of overhead function.

1.                                      OVERHEAD - DRILLING AND PRODUCING OPERATIONS

As compensation for costs incurred but not chargeable under Section II (Direct Charges) and not covered by other provisions of this Section III, the Operator shall charge on either:

☒  (Alternative 1) Fixed Rate Basis, Section III.1.B.

☐  (Alternative 2) Percentage Basis, Section III.1.C.

A.                                   TECHNICAL SERVICES

(i)                                     Except as otherwise provided in Section II.13 (Ecological Environmental, and Safety) and Section III.2 (Overhead - Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for On-site Technical Services, including third party Technical Services:

☒  (Alternative 1 - Direct) shall be charged direct to the Joint Account.

☐  (Alternative 2 - Overhead) shall be covered by the overhead rates

(ii)                                  Except as otherwise provided in Section II.13 (Ecological, Environmental, and Safety) and Section III.2 (Overhead - Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for Off-site Technical Services, including third party Technical Services:

☒  (Alternative 1 - All Overhead) shall be covered by the overhead rates.

☐  (Alternative 2 - All Direct)  shall be charged direct to the Joint Account.

☐  (Alternative 3 - Drilling Direct) shall be charged direct to the Joint Account, only to the extent such Technical Services are directly attributable to drilling, redrilling, deepening, or sidetracking operations, through completion, temporary abandonment, or abandonment if a dry hole.  Off-site Technical Services for all other operations, including workover, recompletion, abandonment of producing wells, and the construction or expansion of fixed assets not covered by Section III.2 (Overhead - Major Construction and Catastrophe) shall be covered by the overhead rates.)

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Notwithstanding anything to the contrary in this Section III, Technical Services provided by Operator’s Affiliates are subject to limitations set forth in Section II.7 (Affiliates).  Charges for Technical personnel performing non-technical work shall not be governed by this Section III.1.A., but instead governed by other provisions of this Accounting Procedure relating to the type of work being performed.

B.                                     OVERHEAD - FIXED RATE BASIS

(1)                                  The Operator shall charge the Joint Account at the following rates per well per month:

Producing Well Rate per month $60.00.

Drilling Well Rate $15,000.

(2)                                  Application of Overhead - Producing Well Rate shall be as follows:

(a)                                  An active well that is produced, injected into for recovery or disposal, or used to obtain water supply to support operations for any portion of the month shall be considered as a one-well charge for the entire month.

(b)                                 A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well, unless the Drilling Well Rate applies, as provided in Sections III.1.B.(2)(a) or (b).  This one-well charge shall be made whether or not the well has produced.

(c)                                An active gas well shut in because of overproduction or failure of a purchaser, processor, or transporter to take production shall be considered as a one-well charge provided the gas well is directly connected to a permanent sales outlet.

(d)                                 Any well not meeting the criteria set forth in Sections III.1.B.(3)(a), (b), or (c)shall not qualify for a producing overhead charge.

(3)                                  Upon approval by all of the Parties hereto, the well rates shall be adjusted on the first day of April each year following the effective date of the Agreement; provided, however, if this Accounting Procedure is attached to or otherwise governing the payout accounting under a farmout agreement, the rates shall be adjusted on the first day of April each year following the effective date of such farmout agreement.  The adjustment shall be computed by applying the adjustment factor most recently published by COPAS.  The adjusted rates shall be the initial or amended rates agreed to by the parties increased or decreased by the adjustment factor described herein, for each year from the effective date of such rates, in accordance with COPAS MFI-47 (“Adjustment of Overhead Rates”).

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C.                                     OVERHEAD-PERCENTAGE BASIS

(1)                                  Operator shall charge the Joint Account at the following rates:

(a)                                  Development Rate N/A percent(        )% of the cost development of the Joint Property, exclusive of costs provided under Section II.9(Legal Expenses) and all Material salvage credits.
(b)                                 Operating Rate N/A percent(        )% of the cost of operating the Joint Property, exclusive of costs provided under Sections II.1(Rentals and Royalties) and II.9 (Legal Expense); al Material salvage credits; the value of substance purchased for enhanced recovery; all property and ad valorem taxes, and any other taxes and assessments that are levied, assessed, and paid upon the mineral interest in and to the Joint Property.

(2)                                  Application of Overhead-Percentage Basis shall be as follows:

(a)                                  The Development Rate shall be applied to all costs in connection with:
[i]                                     drilling, redrilling, sidetracking, or deepening of a well
[ii]                                  a well undergoing plugback or workover operations for a period of five (5) or more consecutive work-days
[iii]                               preliminary expenditures necessary in preparation for drilling
[iv]                              expenditure incurred in abandoning when the well is not completed as a producer
[v]                                 construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, other than Major Construction or Catastrophe as defined in Section III.2 (Overhead-Major Construction and Catastrophe).
(b)                                 The Operating Rate shall be applied to all other costs in connection with Joint Operations, except those subject to Section III.2 (Overhead-Major Construction and Catastrophe).

2.                                      OVERHEAD - MAJOR CONSTRUCTION AND CATASTROPHE

To compensate the Operator for overhead costs incurred in connection with a Major Construction project or Catastrophe, the Operator shall either negotiate a rate prior to the beginning of the project, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of the Operator’s

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expenditure limit under the Agreement, or for any Catastrophe regardless of the amount.  If the Agreement to which this Accounting Procedure is attached does not contain an expenditure limit, Major Construction Overhead shall be assessed for any single Major Construction project costing in excess of $100,000 gross.

Major Construction shall mean the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, or in the dismantlement, abandonment, removal, and restoration of platforms, production equipment, and other operating facilities.

Catastrophe is defined as a sudden calamitous event bringing damage, loss, or destruction to property or the environment, such as an oil spill, blowout, explosion, fire, storm, hurricane, or other disaster.  The overhead rate shall be applied to those costs necessary to restore the Joint Property to the equivalent condition that existed prior to the event.

A.                                   If the Operator absorbs the engineering, design and drafting costs related to the project:

(1)                                  10% of total costs if such costs are less than $100,000; plus

(2)                                  4% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)                                  2% of total costs in excess of $1,000,000.

B.                                     If the Operator charges engineering, design and drafting costs related to the project directly to the Joint Account:

(1)                                  5% of total costs if such costs are less than $100,000; plus

(2)                                  2% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)                                  1% of total costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project.  For the purpose of this paragraph, the component parts of a single Major Construction project shall not be treated separately, and the cost of drilling and workover wells and purchasing and installing pumping units and downhole artificial lift equipment shall be excluded. For Catastrophes, the rates shall be applied to all costs associated with each single occurrence or event.

On each project, the Operator shall advise the Non-Operator(s) in advance which of the above options shall apply.

For the purposes of calculating Catastrophe Overhead, the cost of drilling relief wells, substitute wells, or conducting other well operations directly resulting from the catastrophic even shall be included.  Expenditures to which these rates apply shall not be reduced by salvage or insurance recoveries.  Expenditures that qualify for Major

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Construction or Catastrophe Overhead shall not qualify for overhead under any other overhead provisions.

In the event of any conflict between the provisions of this Section III.2 and the provisions of Sections II.2 (Labor), II.5 (Services), or II.7 (Affiliates), the provisions of this Section III.2 shall govern.

3.                                      AMENDMENT OF OVERHEAD RATES

The overheard rates provided for in this Section III may be amended from time to time upon approval of the Parties.

IV. MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions.  The Operator shall provide all Material for use in the conduct of Joint Operations; however, Material may be supplied by the Non-Operators, at the Operator’s option.  Material furnished by any Party shall be furnished without any express or implied warranties as to quality, fitness for use, or any other matter.

1.                                      DIRECT PURCHASES

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received.  The Operator shall make good faith efforts to take discounts offered by suppliers, but shall not be liable for failure to take discounts except to the extent such failure was the result of the Operator’s gross negligence or willful misconduct.  A direct purchase shall be deemed to occur when an agreement is made between an Operator and a third party for the acquisition of Material for a specific well site or location.  Material provided by the Operator under “vendor stocking programs,” where the initial use is for a Joint Property and title of the Material does not pass from the manufacturer, distributor, or agent until usage, is considered a direct purchase.  If Material is found to be defective or is returned to the manufacturer, distributor, or agent for any other reason, credit shall be passed to the Joint Account within sixty (60) days after the Operator has received adjustment from the manufacturer, distributor, or agent.

2.                                      TRANSFERS

A transfer is determined to occur when the Operator (i) furnishes Material from a storage facility or from another operated property, (ii) has assumed liability for the storage costs and changes in value, and (iii) has previously secured and held title to the transferred Material.  Similarly, the removal of Material from the Joint Property to a storage facility or to another operated property is also considered a transfer; provided, however, Material that is moved from the Joint Property to a storage location for safe-keeping pending disposition may remain charged to the Joint Account and is not considered a transfer.  Material shall be disposed of in accordance with Section IV.3 (Disposition of Surplus) and the Agreement to which this Accounting Procedure is attached.

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A.                                   PRICING

The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of physical transfer.  Regardless of the pricing method used, the Operator shall make available to the Non-Operators sufficient documentation to verify the Material valuation.  When higher than specification grade or size tubulars are used in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars, unless such higher specification grade or sized tubulars are approved by the Parties pursuant to Section I.6.A (General Matters).  Transfers of new Material will be priced using one of the following pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Operator for a specific transfer:

(1)                                  Using published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).

(a)                                  For oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement, plus transportation cost as defined in Section IV.2.B (Freight).
(b)                                 For other Material, the published price shall be the published list price in effect at date of movement, as listed by a Supply Store nearest the Joint Property where like Material is normally available, or point of manufacture plus transportation costs as defined in Section IV.2.B (Freight).

(2)                                  Based on a price quotation from a vendor that reflects a current realistic acquisition cost.

(3)                                  Based on the amount paid by the Operator for like Material in the vicinity of the Joint Property within the previous twelve (12) months from the date of physical transfer.

(4)                                  As agreed to by the Participating Parties for Material being transferred to the Joint Property, and by the Parties owning the Material for Material being transferred from the Joint Property.

B.                                     FREIGHT

Transportation costs shall be added to the Material transfer price using the method prescribed by the COPAS Computerized Equipment Pricing System (CEPS).  If not using CEPS, transportation costs shall be calculated as follows:

(1)                                  Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the Railway Receiving

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Point based on the carload weight basis as recommended by the COPAS MFI-38 (“Material Pricing Manual”) and other COPAS MFIs in effect at the time of the transfer.

(2)                                  Transportation costs for special mill items shall be calculated from that mill’s shipping point to the Railway Receiving Point.  For transportation costs from other than eastern mills, the 30,000-pound interstate truck rate shall be used.  Transportation costs for macaroni tubing shall be calculated based on the interstate truck rate per weight of tubing transferred to the Railway Receiving Point.

(3)                                  Transportation costs for special end tubular goods shall be calculated using the interstate truck rate from Houston, Texas, to the Railway Receiving Point.

(4)                                  Transportation costs for Material other than that described in Sections IV.2.B.(1) through (3), shall be calculated from the Supply Store or point of manufacture, whichever is appropriate, to the Railway Receiving Point.

Regardless of whether using CEPS or manually calculating transportation costs, transportation costs from the Railway Receiving Point to the Joint Property are in addition to the foregoing, and may be charged to the Joint Account based on actual costs incurred.  All transportation costs are subject to Equalized Freight as provided in Section II.4 (Transportation) of this Accounting Procedure.

C.                                     TAXES

Sales and use taxes shall be added to the Material transfer price using either the method contained in the COPAS Computerized Equipment Pricing System (CEPS) or the applicable tax rate in effect for the Joint Property at the time and place of transfer.  In either case, the Joint Account shall be charged or credited at the rate that would have governed had the Material been a direct purchase.

D.                                    CONDITION

(1)                                  Condition “A” - New and unused Material in sound and serviceable condition shall be charged at one hundred percent (100%) of the price as determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes).  Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss; provided, however, any unusual Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking fees charged by the vendor.  New and unused Material transferred from the Joint Property may be credited at a price other than the price originally charged to the Joint Account provided such price is approved by the Parties owning such Material, pursuant to Section I.6.A (General Matters).  All refurbishing costs required or necessary to return the Material to original condition or to correct

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handling, transportation, or other damages will be borne by the divesting property.  The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer.  Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2)                                  Condition “B” - Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by seventy-five percent (75%).

Except as provided in Section IV.2.D(3), all reconditioning costs required to return the Material to Condition “B” or to correct handling, transportation or other damages will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) multiplied by sixty-five percent (65%).

Unless otherwise agreed to by the Parties that paid for such Material, used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3)                                  Condition “C” - Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by fifty percent (50%).

The cost of reconditioning may be charged to the receiving property to the extent Condition “C” value, plus cost of reconditioning, does not exceed Condition “B” value.

(4)                                  Condition “D” - Material that (i) is no longer suitable for its original purpose but useable for some other purpose, (ii) is obsolete, or (iii) does not meet original specifications but still has value and can be used in other applications as a substitute for items with different specifications, is considered Condition “D” Material.  Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight.  Used casing, tubing, or drill pipe utilized as ling pipe shall be priced at used line pipe prices.  Casing, tubing, or drill pipe used as higher pressure service lines than standard line pipe, e.g., power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe.  Upset tubular goods shall be priced on a non-upset basis.  For other items, the price used should result in the Joint Account being charged or credited with the value of the service rendered

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or use of the Material, or as agreed to by the Parties pursuant to Section I.6.A (General Matters).

(5)                                  Condition “E” - Junk shall be priced at prevailing scrap value prices.

E.                                      OTHER PRICING PROVISIONS

(1)                                  Preparation Costs

Subject to Section II (Direct Charges) and Section III (Overhead) of this Accounting Procedure, costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator’s actual costs of the services.  Documentation must be provided to the Non-Operators upon request to support the cost of service.  New coating and/or wrapping shall be considered a component of the Materials and priced in accordance with Sections IV.1 (Direct Purchases) or IV.2.A (Pricing), as applicable.  No charges or credits shall be made for used coating or wrapping.  Charges and credits for inspections shall be made in accordance with COPAS MFI-38 (“Material Pricing Manual”).

(2)                                  Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged in accordance with the methods specified in COPAS MF1-38 (Material Pricing Manual”).

3.                                      DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations.  The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operators in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator.  To avoid the accumulation of surplus Material, the Operator should make good faith efforts to dispose of surplus within twelve (12) months through buy/sale agreements, trade, sale to a third party, division in kind, or other dispositions as agreed to by the Parties.

Disposal of surplus Materials shall be made in accordance with the terms of the Agreement to which this Accounting Procedure is attached.  If the Agreement contains no provisions governing disposal of surplus Material, the following terms shall apply:

•                                          The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator’s expenditure limit as set forth in the Agreement to

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which this Accounting Procedure attached without the prior approval of the Parties owning such Material.

•                                          If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Material.

•                                          Operator may purchase surplus Condition “A” or “B” Material without approval of the Parties owning such Material, based on the pricing methods set forth in Section IV.2 (Transfers).

•                                          Operator may purchase Condition “C” Material without prior approval of the Parties owning such Material if the value of the Materials, based on the pricing methods set forth in Section IV.2 (Transfers), is less than or equal to the Operator’s expenditure limitation set forth in the Agreement.  The Operator shall provide documentation supporting the classification of the Material as Condition C.

•                                          Operator may dispose of Condition “D” or “E” Material under procedures normally utilized by Operator without prior approval of the Parties owning such Material.

4.                                      SPECIAL PRICING PROVISIONS

A.                                   PREMIUM PRICING

Whenever Material is available only at inflated prices due to national emergencies, strikes, government imposed foreign trade restrictions, or other unusual causes over which the Operator has no control, for direct purchase the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, making it suitable for use, and moving it to the Joint Property.  Material transferred or disposed of during premium pricing situations shall be valued in accordance with Section IV.2 (Transfers) or Section IV.3 (Disposition of Surplus), as applicable.

B.                                     SHOP-MADE ITEMS

Items fabricated by the Operator’s employees, or by contract laborers under the direction of the Operator, shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item.  If the Material is from the Operator’s scrap or junk account, the Material shall be priced at either twenty-five percent (25%) of the current price as determined in Section IV.2.A (Pricing) or scrap value, whichever is higher.  In no event shall the amount charged exceed the value of the item commensurate with its use.

C.                                     MILL REJECTS

Mill rejects purchased as “limited service” casing or tubing shall be priced at the price paid by the Operator after deduction of all discounts received. Said

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purcheses shall be handled as in Section IV.1.  Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J-55 casing or tubing at the nearest size and weight.

V.  INVENTORIES OF CONTROLLABLE MATERIAL

The Operator shall maintain records of Controllable Material charged to the Joint Account, with sufficient detail to perform physical inventories.

Adjustments to the Joint Account by the Operator resulting from a physical inventory of Controllable Material shall be made within twelve (12) months following the taking of the inventory or receipt of Non-Operator inventory report.  Charges and credits for overages or shortages will be valued for the Joint Account in accordance with Section IV.2 (Transfers) and shall be based on the Condition “B” prices in effect on the date of physical inventory unless the inventorying Parties can provide sufficient evidence another Material condition applies.

1.                                      DIRECTED INVENTORIES

Physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators (hereinafter, “directed inventory”); provided, however, the Operator shall not be required to perform directed inventories more frequently than once every five (5) years.  Directed inventories shall be commenced within one hundred eighty (180) days after the Operator receives written notice that a majority in interest of the Non-Operators has requested the inventory.  All parties shall be governed by the results of any directed inventory.

Expenses of directed inventories will be borne by the Joint Account; provided, however, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs.  The Operator is expected to exercise judgment in keeping expenses within reasonable limits.  Any anticipated disproportionate or extraordinary costs should be discussed and agreed upon prior to commencement of the inventory.  Expenses of directed inventories may include the following:

A.                                   A per diem rate for each inventory person, representative of actual salaries, wages, and payroll burdens and benefits of the personnel performing the inventory or a rate agreed to by the Parties pursuant to Section I.6.A (General Matters).  The per diem rate shall also be applied to a reasonable number of days for pre-inventory work and report preparation.

B.                                     Actual transportation costs and Personal Expenses for the inventory team.

C.                                     Reasonable charges for report preparation and distribution to the Non-Operators.

2.                                      NON-DIRECTED INVENTORIES

A.                                   OPERATOR INVENTORIES

Physical inventories that are not requested by the Non-Operators may be performed by the Operator, at the Operator’s discretion.  The expenses of

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conducting such Operator-initiated inventories shall not be charged to the Joint Account.

B.                                     NON-OPERATOR INVENTORIES

Subject to the terms of the Agreement to which this Accounting Procedure is attached, the Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk after giving the Operator at least ninety (90) days prior written notice.  The Non-Operator inventory report shall be furnished to the Operator in writing within ninety (90) days of completing the inventory fieldwork.

C.                                     SPECIAL INVENTORIES

The expense of conducting inventories other than those described in Sections V.1 (Directed Inventories), V.2.A (Operator Inventories), or V.2.B (Non-Operator Inventories), shall be charged to the Party requesting such inventory; provided, however, inventories required due to a change of Operator shall be charged to the Joint Account in the same manner as described in Section V.1 (Directed Inventories).

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EXHIBIT D
to the Operating Agreement (Tennessee)
INSURANCE

Insurance Coverages

Operator, at all times while conducting operations under the Operating Agreement to which this Exhibit is attached, shall carry the following insurance:

A.                                   Workmen’s Compensation Insurance to cover full liability under the Workmen’s Compensation Law of the State where the operations are being conducted:

Employer’s Liability	$1,000,000

B.                                     Comprehensive General Liability Insurance including:

General Aggregate Limit (Other than Prod-Comp Operations)	$2,000,000
Products-Completed Operations Aggregate Limit	$1,000,000
Personal & Advertising Injury Limit	$1,000,000
Each Occurrence Limit	$1,000,000
Fire Damage Limit (Any One Fire)	$100,000
Medical Expense Limit (Any One Person)	$5,000

C.                                     Comprehensive Automobile Liability Insurance having a Combined Single Limit of $1,000,000 per occurrence for Bodily Injury and Property Damage.  Coverage is to include owned, non-owned and hired vehicles.

D.                                    Commercial Property Policy covers Real and Personal Property and Contractor’s Equipment up to a Limit of $3,400,000 per Occurrence all Coverages combined.

E.                                      Commercial Umbrella Liability Policy including:

Each Occurrence Limit	$9,000,000
General Aggregate	$9,000,000
Products-Completed Operations Aggregate	$9,000,000
Crisis Response Sublimit of Insurance	$250,000
Excess Casualty Crisis Fund Limit of Insurance	$50,000

F.                                      Additional Insureds:

Amendments may be made to this Exhibit to reflect any future changes in insurance coverages as needed.

EXHIBIT E
AE PUD ASSIGNMENT

Intentionally Omitted